Exhibit 99.1

For Immediate Release

For additional information contact:
Michael W. Shelton, Chief Financial Officer
Phone: 336-369-0900

FNB Financial Services Corporation
Reports 2005 Results

GREENSBORO, N.C.--(BUSINESS WIRE)—February 10, 2006--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)(“FNB”), parent of FNB Southeast, today reported operating results for the year ended December 31, 2005. FNB recorded net income of $792,000, representing diluted earnings per share of $0.11, which is in line with projections previously released by FNB on January 18, 2006. Net income for 2004 was $8.34 million, or diluted earnings per share of $1.17.

“FNB Southeast underwent a very eventful year in 2005. We continued to experience solid growth in our market areas and we topped the billion dollar mark in assets,” stated Pressley A. Ridgill, President and Chief Executive Officer. “During the year we also experienced adverse credit developments in our loan portfolio. We addressed these issues by significantly increasing the allowance for credit losses in the third and fourth quarters. Additionally, we have effected changes in personnel, procedures and policies to strengthen internal controls related to credit operations. Despite setbacks in the loan portfolio, we expanded our customer base and increased deposits by $100 million during 2005. ”

The decrease in 2005 net income is primarily attributable to an aggregate provision for credit losses of $13.6 million recorded during the fourth quarter of the year ended December 31, 2005. This charge had the effect of reducing net income by approximately $8.50 million. As a result of this charge, the Company posted a net loss of $5.61 million, or ($0.80) per diluted share for the fourth quarter of 2005. For the year ended December 31, 2005, the after-tax financial impact from the adverse credit conditions discussed above amounted to $8.93 million, or $1.24 per diluted share.

Interest income totaled $62.11 million for the full year of 2005, compared to $44.47 million in 2004; fourth quarter interest income was $17.18 million and $12.32 million for 2005 and 2004, respectively. Total interest expense was $24.71 million in 2005, compared to $15.09 million in 2004. Interest expense on deposits was $21.48 million, an increase of $7.92 million from the prior year. Fourth quarter interest expense on deposits totaled $6.10 million in 2005, an increase of $2.23 million from one year earlier. The current trend in interest income and expense is reflective of higher average balances of loans and deposits, combined with continuing efforts by the Federal Reserve to increase interest rates.

Noninterest income totaled $7.38 million in 2005, an 8.7% decline from the $8.09 million recorded in 2004. For the fourth quarter, noninterest income decreased 12.8%, from $1.95 million in 2004, to $1.70 million in 2005.

Assets at December 31, 2005 totaled $1.01 billion, an increase of $142.07 million, or 16.4%, over one year earlier.  Loans amounted to $757.97 million at December 31, 2005, an increase of $94.54 million, or 14.3%, over the previous yearend balance of $663.43 million. Net credit charge-offs for the fourth quarter of 2005 amounted to $3.63 million, or 1.90% of average outstanding loans on an annualized basis. Annual net credit losses to average outstanding loans are 0.59% for 2005, compared to 0.17% for 2004.  FNB recorded a provision for credit losses of $16.13 million for the full year of 2005, compared to $1.28 million in 2004. The yearend allowance for credit losses to outstanding loans was 2.53% for 2005 and 1.11% for 2004.

Deposits increased $100.35 million, or 13.9%, to $824.63 million at December 31, 2005.  Shareholders’ equity was $67.23 million at December 31, 2005, compared to the year ago balance of $70.43 million. FNB increased annual cash dividends by 9.8% to $0.45 per share in 2005. During 2005, FNB repurchased 47,820 shares of its common stock at an average cost of $17.89. The Company also increased regulatory capital through the issuance of $25 million of trust preferred securities during 2005.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of FNB Financial Services Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected results in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; and (10) decisions to change the business mix of the Corporation. For further information and other factors which could affect the accuracy of forward looking statements, please see the Corporation’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at the Corporation’s website (www.fnbsoutheast.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The Corporation undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

FINANCIAL SUMMARY

											Fourth
											Quarter	Twelve Months Ended
	2005								2004		2005-2004	December 31
	Fourth		Third		Second		First		Fourth		Percent					Percent
	Quarter		Quarter		Quarter		Quarter		Quarter		Variance	2005		2004		Variance

Average Balances
(Dollars in thousands)

Assets	$1,011,103		$996,274		$954,786		$899,083		$851,696		18.7%	$965,704		$815,581		18.4%
Loans	764,331		767,524		737,735		691,180		646,078		18.3	740,468		613,522		20.7
Investment securities	181,222		162,760		153,411		141,963		142,290		27.4	159,957		139,930		14.3
Earning assets	953,263		939,458		899,522		842,142		797,623		19.5	910,858		764,096		19.2
Noninterest-bearing deposits	89,999		87,335		86,656		78,685		78,260		15.0	85,704		75,712		13.2
Interest-bearing deposits	733,000		729,740		694,494		659,834		649,198		12.9	704,537		598,720		17.7
Interest-bearing liabilities	831,665		821,369		781,663		736,051		695,436		19.6	793,028		662,860		19.6
Shareholders' equity	74,153		73,592		72,154		70,820		69,666		6.4	72,692		67,860		7.1

Period-End Balances
(Dollars in thousands)

Assets	$1,007,406		$1,011,778		$979,446		$920,520		$865,335		16.4%
Loans	757,967		771,359		763,255		713,310		663,425		14.3
Investment securities	201,890		178,422		155,568		144,666		141,603		42.6
Earning assets	964,431		954,139		924,506		860,575		807,482		19.4
Noninterest-bearing deposits	92,884		88,809		95,335		84,707		78,810		17.9
Interest-bearing deposits	731,746		741,021		716,031		682,792		645,475		13.4
Interest-bearing liabilities	839,826		839,032		805,184		758,375		712,009		18.0
Shareholders' equity	67,233		74,605		73,360		71,386		70,430		(4.5)

Asset Quality Data
(Dollars in thousands)

Nonperforming loans	$10,159		$4,108		$4,002		$2,613		$3,515			$10,159		$3,515
Other nonperforming assets	1,483		1,485		2,554		5,357		5,559			1,483		5,559
Net credit losses	3,629		422		102		189		318			4,342		1,046
Allowance for credit losses	19,142		9,333		8,380		7,843		7,352			19,142		7,352
Nonperforming loans
to outstanding loans	1.34%		0.53%		0.52%		0.37%		0.53%			1.34%		0.53%
Annualized net credit losses
to average loans	1.90		0.22		0.06		0.11		0.20			0.59		0.17
Allowance for credit losses
to outstanding loans	2.53		1.21		1.10		1.10		1.11			2.53		1.11
Allowance for credit losses
to nonperforming loans	1.88	X	2.27	X	2.09	X	3.00	X	2.09	X		1.88	X	2.09	X

FINANCIAL SUMMARY

						Fourth
						Quarter	Twelve Months Ended
	2005				2004	2005-2004	December 31
	Fourth	Third	Second	First	Fourth	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2005	2004	Variance

Income Statement Data
(Dollars in thousands, except share data)

Interest income:
Loans	$15,363	$14,917	$13,630	$12,102	$11,081	38.6%	$56,012	$39,609	41.4%
Other	1,819	1,575	1,431	1,275	1,236	47.2	6,100	4,862	25.5
Total interest income	17,182	16,492	15,061	13,377	12,317	39.5	62,112	44,471	39.7
Interest expense	7,181	6,690	5,975	4,864	4,211	70.5	24,709	15,087	63.8
Net interest income	10,001	9,802	9,086	8,513	8,106	23.4	37,403	29,384	27.3
Provision for credit losses	13,627	1,187	638	680	330	4,029.4	16,132	1,275	1,165.3
Net interest income after
provision for credit losses	(3,626)	8,615	8,448	7,833	7,776	(146.6)	21,271	28,109	(24.3)
Noninterest income	1,696	1,734	1,815	2,138	1,945	(12.8)	7,383	8,086	(8.7)
Noninterest expense	7,276	6,993	7,045	6,892	6,760	7.6	28,206	23,766	18.7
Income before income tax expense	(9,206)	3,356	3,218	3,079	2,961	(410.9)	448	12,430	(96.4)
Income tax expense	(3,601)	1,138	1,083	1,036	941	(482.7)	(344)	4,089	(108.4)
Net income	($5,605)	$2,218	$2,135	$2,043	$2,020	(377.5)	$792	$8,341	(90.5)

Net income per share:
Basic	($0.80)	$0.32	$0.30	$0.30	$0.30	(366.7)%	$0.11	$1.22	(91.0)%
Diluted	($0.80)	$0.31	$0.29	$0.29	$0.28	(385.7)%	$0.11	$1.17	(90.6)%
Cash dividends per share	$0.12	$0.11	$0.11	$0.11	$0.11	9.1%	$0.45	$0.41	9.8%

Other Data

Return on average assets	(2.20)%	0.88%	0.90%	0.92%	0.95%		0.08%	1.02%
Return on average equity	(29.99)	11.96	11.87	11.71	11.60		1.09	12.29
Net yield on earning assets	4.24	4.21	4.12	4.18	4.15		4.18	3.94
Efficiency	61.23	59.77	63.67	63.73	66.17		62.04	62.28
Net interest position
to total assets*	12.03	11.85	12.34	11.80	12.00		12.20	12.41
Equity to assets	7.33	7.39	7.56	7.88	8.18		7.53	8.32
Loans to assets	75.59	77.04	77.27	76.88	75.86		76.68	75.23
Loans to deposits	92.87	93.94	94.44	93.59	88.81		93.70	90.97
Noninterest - bearing deposits
to total deposits	10.94	10.69	11.09	10.65	10.76		10.85	11.23

* Net interest position is average earning assets less average interest-bearing liabilities.

COMMON STOCK - PER SHARE

	2005				2004
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$16.40	$17.58	$18.39	$18.00	$18.24
High	17.89	18.52	20.25	18.74	18.68
Low	14.40	16.56	16.82	16.66	15.03
Book value	9.55	10.60	10.49	10.22	10.15
Dividend	0.12	0.11	0.11	0.11	0.11
Shares traded	282,011	194,165	263,966	504,388	829,240

NOTE:  Per share data have been adjusted for the five-for-four (5:4) stock split, effected as a 25% stock dividend, effective May 31, 2005.